Bristow Group Inc. NEWS RELEASE Bristow Group Appoints Retired U.S. Air Force General Maryanne Miller to its Board of Directors HOUSTON, May 24, 2021 – Bristow Group Inc. (NYSE: VTOL) announced today that retired U.S. Air Force General Maryanne Miller has been appointed to its Board of Directors. The appointment to the new director position was effective May 23, 2021. General Miller, age 62, is a retired four-star U.S. Air Force General with over 39 years of military service. In her career, she has led two Major Commands and is the only Reserve Officer in the history of the United States to achieve the rank of General to-date. General Miller has extensive experience in rapid, global mobility and sustainment as the Commander of Air Mobility Command and the Commander of the Air Force Reserve. As the Air Component for U.S. Transportation Command, General Miller was responsible for directing global air mobility operations in support of national security objectives. Her commands played a pivotal role in providing global airlift, air refueling, aeromedical evacuation, humanitarian relief and Presidential airlift support as directed. “Maryanne brings a wealth of military and global mobility experience to our Board of Directors, and we look forward to leveraging her experience as Bristow pursues opportunities in adjacent markets such as government services, offshore wind and advanced air mobility globally,” said Christopher S. Bradshaw, Director, President and Chief Executive Officer. “I look forward to working with the existing board and utilizing my experience to help Bristow achieve its vision as the global leader in innovative and sustainable vertical flight solutions,” said General Miller. “I’m eager to begin working with the Board and executive team as they pursue new opportunities that build upon more than seven decades of vertical flight experience as well as continue providing excellent service and value to their existing customers.” General Miller has been awarded three Distinguished Service Medals and the Defense Superior Service Medal, among other awards and honors. She is a graduate of Ohio State University and has an M.B.A. from Trident University. She is a command pilot with more than 4,800 flying hours in numerous aircraft. General Miller serves as an advisor to New Vista Acquisition Corp., a member of the Board of Trustees for Manhattan College in Bronx, New York and an Honorary Board Member of The Leaven, a non-profit after school program for the poor in California. She is also a co-worker for St. Teresa of Calcutta’s Missionaries of Charity serving some of the poorest communities around the world. About Bristow Group Bristow Group Inc. is the leading global provider of vertical flight solutions. Bristow provides aviation services to a broad base of major integrated, national and independent energy companies. Bristow also provides commercial search and rescue (SAR) services in multiple Exhibit 99.1

Bristow Group Inc. NEWS RELEASE countries and public sector SAR services in the United Kingdom (U.K.) on behalf of the Maritime & Coastguard Agency (MCA). Additionally, the Company offers fixed wing transportation and other aviation related solutions. Bristow currently has customers in Australia, Brazil, Canada, Chile, Colombia, Guyana, India, Mexico, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S. To learn more, visit our website at www.bristowgroup.com. Investors Bristow Group Inc. Jennifer Whalen +1 713.369.4692 InvestorRelations@bristowgroup.com Media Bristow Group Inc. Adam Morgan +1 832.783.7927 Adam.morgan@bristowgroup.com